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EXHIBIT 14

                                 CODE OF ETHICS
                                     for all
                       Executive Officers and Directors of
                        GENEREX BIOTECHNOLOGY CORPORATION

                                    SECTION I

A.  Overview

This Code of Ethics and Business Conduct (the "Code") embodies the commitment of Generex Biotechnology Corporation to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All Executive Officers (as defined below) and members of the Board of Directors of the Company ("Directors") are expected to adhere to the principles and procedures set forth in this Code that apply to them. We also expect the consultants and advisors we retain generally to abide by this Code. (For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code is the Company's code of ethics for senior financial and executive officers.) For purposes of this Code, the term "Executive Officer" is defined to include, without limitation, the Company's President, Chief Executive Officer, Chief Financial Officer (principal financial/accounting officer), Chief Operating Officer, any Vice-President, Controller, Secretary, Treasurer and any other personnel performing similar functions.

B.  Basic Standard of Ethics

Executive Officers and Directors shall observe the highest standards of ethical conduct. In the performance of their duties, they shall protect and foster shareholder value through fair dealings, complete honesty and full disclosure in all manners of business. Executive Officers and Directors shall maintain the highest standards of integrity, both in the workplace and outside the workplace, fully observing all laws and applicable regulations.

C.  Conflicts of Interest

Executive Officers and Directors shall avoid all conflicts of interest. A "conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the Company or when an Executive Officer or Director faces a choice between what is in their best personal interest (financial or otherwise) and the interest of the Company. In particular, an Executive Officer or Director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

When a conflict of interest arises, it is important that each Executive Officer and Director act with great care to avoid even the appearance that their actions were not in the best interests of the Company. If an Executive Officer or Director is faced with a situation in which their objectivity may be questioned because of individual interests or family or personal relationships, the Executive Officer or Director must immediately notify an Ethics Contact (as defined in Section III).

Any Executive Officer or Director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Ethics Contact.



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D.  Loans

The Company prohibits the loan, in any form, of money to Executive Officers or Directors. This prohibition includes any guarantee by the Company of a loan to an Executive Officer or Director from a third party.

E. Personal Finances

Executive Officers and Directors are required to ensure that their personal finances and personal financial dealings are prudent and do not place the Executive Officer or Director in a potentially compromising position as it relates to the Company's interests.

F. Public Disclosure

It is the Company's policy that the information in its public communications, including all filings and periodic reports submitted to the U.S. Securities and Exchange Commission (the "SEC"), be full, fair, accurate, timely and understandable. To this end, the Company has established disclosure controls and procedures. Executive Officers who are involved in the Company's disclosure process are responsible for acting in furtherance of these policies and procedures. In particular, these individuals are required to: (i) maintain familiarity with the disclosure requirements applicable to the Company; (ii) oversee the Company's disclosure controls and procedures to ensure that information required to be disclosed in the Company's filings to the SEC is identified and processed on a timely basis; and (iii) take steps to regularly obtain and evaluate information in their area of responsibility. These individuals (and Executive Officers and Directors generally) are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any Executive Officer who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.


G. Compliance with Laws, Rules and Regulations

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Executive Officer and Director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

Generally, it is both illegal and against Company policy for any Executive Officer or Director who is aware of material nonpublic information relating to the Company, any of the Company's clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.

More detailed rules governing the trading of securities by the Company's Executive Officers and Directors are set forth in the Company's policy on insider trading. Any Executive Officer or Director who is uncertain about the legal rules involving his or her purchase or sale of any Company securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the Company should consult with the Company's General Counsel (in the absence of a General Counsel, Executive Officers and Directors should report any irregularity or breach to the Company's outside counsel that prepares its periodic reports under the U.S. securities laws) before making any such purchase or sale.

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H.  Protection and Proper Use of Company Assets

All Executive Officers and Directors should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only. The Company's Executive Officers must ensure the maintenance of internal controls to provide guidance and overall protection of company assets, financial integrity and reporting accuracy.

Executive Officers may not: (i) make personal use of Company assets which create any additional cost for, interfere with work duties or violates any Company policies; (ii) manipulate financial accounts, records or reports for personal gain or otherwise; or (iii) maintain off-the-book accounts to facilitate questionable or illegal payments.

Executive Officers must: (i) prepare all corporate and governmental reports and documents with accurate information (such documents shall include, but shall not be limited to, periodic reports and other filings in connection with the U.S. securities laws and documents prepared for the U.S. Food and Drug Administration and similar organizations in other countries); (ii) maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly company transactions; (iii) record transactions in a timely manner, so that no misleading financial information is created (these transactions include, but are not limited to: income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets); and (iv) establish internal financial controls that are documented and reviewed for their integrity and application quarterly by the appropriate Executive Officers before submission of quarterly SEC filings. Should any irregularities, non-compliance with internal controls or abuses be observed, the observing Executive Officer should report such directly to an Ethics Contact.


                                   SECTION II

A.  Corporate Opportunities

Executive Officers and Directors owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. Executive Officers and Directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, Executive Officers and Directors are prohibited from using corporate property, information or position for personal gain or competing with the Company. Any use of Company property or services that is not solely for the benefit of the Company must be approved beforehand through the Ethics Contact.

B. Confidentiality

In carrying out the Company's business, Executive Officers and Directors often learn confidential or proprietary information about the Company or other third parties. Executive Officers and Directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

C.  Fair Dealing

Each Executive Officer should endeavor to deal fairly with the Company's clients, service providers, suppliers, competitors and employees. No Executive Officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.


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                                   SECTION III

A. Interpretation of the Code

Executive Officers and Directors should strive to identify and raise potential ethical issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any questions relating to how the policies and procedures contained in this Code should be interpreted or applied should be addressed to an Ethics Contact. For purposes of this Code, an Ethics Contact is any of the following:

o   any member of the Audit Committee of the Company's Board of Directors;

o the Company's General Counsel (in the absence of a General Counsel, the Company's outside counsel that prepares its periodic reports under the U.S. securities laws shall be an Ethics Contact);

o   A meeting of the full Audit Committee; or

o A meeting of the full Board of Directors, provided at least two independent directors are present. Decisions is such a case shall be made by a majority of the independent directors present.

Any Ethics Contact may refer any issue to, or seek assistance on any issue from, the General Counsel (or the outside counsel who prepares the periodic reports under the U.S. securities laws.)


B. Reporting Violations

All Executive Officers and Directors are duty bound to report any irregularities or breaches of this Code of Ethics to an Ethics Contact. To the extent possible, such reports will be treated confidentially. The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Any Executive Officer or Director who ignores or violates any of the principles or procedures in this Code, or any Executive Officer or Director who penalizes another Executive Officer or other Company personnel for following these standards will be subject to appropriate disciplinary action, which may include immediate dismissal.

C. Waivers of This Code

From time to time, the Company may waive certain provisions of this Code. Any Executive Officer or Director who believes that a waiver may be called for should discuss the matter with an Ethics Contact. Waivers may be made only by the Board of Directors or the Audit Committee of the Board of Directors.


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